EXHIBIT 4.32
                                    AGREEMENT

         This Agreement, made as of April 2, 2003, by and between EP MedSystems, Inc. (the "Company"), a New Jersey corporation, and Anthony Varrichio, ("Varrichio"), a Texas resident.

                Whereas, the Company executed a Mortgage Note in favor of Varrichio as holder of said note, dated November 21, 2002 (the "Mortgage Note"),

                Whereas, the parties hereto desire to convert a portion of the Mortgage Note indebtedness into common stock of the Company,

                Now, therefore, the Company and Varrichio hereby agree as follows: Varrichio hereby converts $187,500 of the principal amount due him under the Mortgage Note into 150,000 shares of the common stock of the Company.

         2.       The Conversion Date is April 2, 2003.

         3. As soon as practicable, the Company shall deliver to Varrichio a certificate representing the 150,000 shares of the Company's common stock.

         4. The principal amount of the Mortgage Note shall be reduced by $187,500 upon issuance of the shares.

         5.       All provisions of the Mortgage Note shall remain intact.

         6. The Company represents that it has full corporate authority to enter into this agreement and issue the shares of the Company's common stock referred to above.

In Witness Whereof, the parties have executed this agreement as of the date first above written.
                                         By:      EP MEDSYSTEMS, INC.

/s/ ANTHONY VARRICHIO                           /s/ MATTHEW HILL
------------------------                        ---------------------------
  ANTHONY VARRICHIO                      Name:      Matthew Hill
                                         Title:     Chief Executive Officer
                                                    and President